                                                                  EXHIBIT (d)(2)



              AGREEMENT REGARDING OUTSTANDING OPTIONS AND WARRANTS

      THIS AGREEMENT REGARDING OUTSTANDING OPTIONS AND WARRANTS (this "Agreement") is made and entered into as of April 29, 2002, by and between Micro General Corporation, a Delaware corporation (the "Company"), and the individual or entity listed on the signature page hereto (the "Optionee").

                                    Recitals

      WHEREAS, the Optionee is, as of the date hereof, the beneficial owner of options or warrants (either, "Options") to purchase common shares, par value $0.05 per share ("Company Common Shares"), of the Company;

      WHEREAS, Fidelity National Information Solutions, Inc., a Delaware corporation (the "Buyer") intends to commence an exchange offer (the "Offer") to acquire all of the outstanding Company Common Shares in exchange for shares of Buyer common stock, 0.001 par value ("Buyer Common Shares") and subsequent to the closing of the Offer to consummate a post-closing reorganization to be accomplished upon the terms and subject to the conditions to be set forth in a Registration Statement on Form S-4 to be filed by the Buyer with the Securities and Exchange Commission;

      WHEREAS, in the Offer the Buyer will offer 0.696 shares of Buyer Common Stock for each full Common Share (the "Exchange Ratio");

      WHEREAS, the Board of Directors of the Company has voted to recommend the Offer to the Company's stockholders and to otherwise support the Offer;

      WHEREAS, the Optionee desires to increase the exercise price of the Options beneficially owned by it in order to align its interests in the success of the Buyer with that of the other stockholders in the Buyer following the closing of the Offer and the subsequent reorganization;

      WHEREAS, as a condition to the willingness of the Company to recommend in favor of the Offer to its stockholders, the Optionee has agreed (solely in his, her or its capacity as an optionee or warrantholder of the Company) to enter into this Agreement;

      NOW, THEREFORE, in consideration of the recommendation in favor of the Offer by the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    Agreement

      1. Certain Definitions. For purposes of this Agreement:

            "Exercise Price" means the purchase price per Company Common Share payable upon exercise of an Option.

            "Termination Date" shall mean the earliest to occur of (i) the breach by the Company of the covenant contained in Section 4 below or (ii) the announcement by the Buyer of the valid termination of the Offer.

            "Transfer" The Optionee shall be deemed to have effected a Transfer of Options if the Optionee directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Options or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Options or any interest therein.

      2. Representations and Warranties of the Optionee. The Optionee hereby represents, warrants and covenants to the Company that the Optionee (i) received its Options pursuant to the grants, agreements, warrants or other arrangements listed on Schedule A attached hereto (the "Option Agreements"); (ii) is the beneficial owner of such Options, free and clear of any pledges, options, rights of first refusal, co-sale rights, attachments or other encumbrances; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement; and (iv) the execution, delivery and performance of this Agreement by the Optionee and the consummation of the transactions contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity; or (y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Optionee pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Optionee is subject or by which the Optionee or any of the Optionee's property or assets is bound.

      3. Modification of Terms. The Company and the Optionee hereby agree to amend each Option Agreement to provide that (i) the Exercise Price of each Option beneficially owned by Optionee shall be increased by Two and 26/100ths Dollars ($2.26); and (ii) notwithstanding any provision to the contrary contained in any Option Agreement neither the Offer nor the subsequent reorganization shall cause the accelerated vesting of any such Option.

      4. Options in Buyer. The Company covenants that as a result of the Offer and the subsequent reorganization of the Company, the Options shall be converted into options (each, a "Buyer Option") to acquire, on the same terms and conditions as are currently applicable under such Option, that number of Buyer Common Shares determined by multiplying the number of Company Common Shares subject to such Option by the Exchange Ratio, with any fractional shares of Buyer Common Shares resulting from such calculation being rounded down to the nearest whole share, at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price for the Company Common Shares covered by such Option (as adjusted pursuant to this Agreement) divided by (y) the number of full Buyer Common Shares covered by such Buyer Option in accordance with the foregoing.

      5. Transferee of Options to be Bound by this Agreement. The Optionee hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, the Optionee shall not cause or permit any Transfer of any of the Options to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Options, unless each person to which any such Options, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement; and (ii) agreed in writing to hold such Options, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

      6. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Options or other securities or rights of the Company by any Optionee, the number of Options shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Options or other securities or rights of the Company issued to or acquired by the Optionee.

      7. Further Assurances. The Optionee hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be deemed by the Buyer to be necessary or desirable to carry out the provisions of this Agreement.

      8. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate and have no further force or effect immediately upon the Termination Date; provided, however, that Sections 9 and 10 shall survive any termination of this Agreement.

      9. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; provided, however, that if the Company institutes any action against the Optionee to enforce the terms of this Agreement, the Optionee shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by the Company in connection with such action, provided that the Company is successful in its action against the Optionee.

      10. Miscellaneous.

            (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

            (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Optionee set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

            (e) Third Party Beneficiary. Buyer shall have the rights of a third party beneficiary of this Agreement.

            (f) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

      If to the Company:   Micro General Corporation
                           2510 N. Red Hill Avenue, Suite 230
                           Santa Ana, CA  92705
                           Attention: General Counsel
                           Facsimile: (949) 477-6819

      With a copy to:      Fidelity National Information Solutions, Inc.
                           4050 Calle Real
                           Santa Barbara, California 93110
                           Attention: General Counsel
                           Facsimile: (949) 477-6819

      If to the Optionee:  To the address for notice set forth on the signature page hereof.

            (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. The Optionee hereby irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement of the matters contemplated herein, agrees that process may be served upon the Optionee in any manner authorized by the laws of the State of Delaware for such persons and waives any covenants not to assert or plead any objection which the Optionee might otherwise have to such jurisdiction, venue and such process.

            (h) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

            (i) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

            (j) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                           [Signature Page to Follow]


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
      IN WITNESS WHEREOF, each of the Buyer and the Optionee have caused this Agreement to be duly executed and delivered as of the date first written above.

                           MICRO GENERAL CORPORATION




                           ----------------------------------
                           Name:
                           Title:




                           OPTIONEE




                           ----------------------------------
                           Name:
                           Title:
                           Address:
                                     -----------------------------------

                                     -----------------------------------

                                     -----------------------------------
                                     Telephone:
                                     Facsimile No.:




                     [SIGNATURE PAGE TO AGREEMENT REGARDING
                        OUTSTANDING OPTIONS AND WARRANTS]

                                   Schedule A

                                Option Agreements

Title of Option Agreement     Date of Option Agreement     No. of Options Issued
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

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                              TOTAL OPTIONS AND
                              WARRANTS:
                                                           ---------------------